Exhibit 23.1






    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statement (Form S-8 No: 33-43087) pertaining to the Ennis, Inc. 1991 Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 333-58963) pertaining to the Ennis, Inc. 1998 Option and Restricted Stock Plan, and the Registration Statements (Form S-8 Nos. 333-38100 and 333-44624) pertaining to the Ennis, Inc. 401(k) Plan, of our report dated April 14, 2004, with respect to the consolidated financial statements and schedule of Ennis, Inc. and subsidiaries included in their Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission.



                                   /s/  ERNST & YOUNG LLP


Dallas, Texas
May 13, 2005


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